SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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WINNEBAGO INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 10, 2006

To the Shareholders of
WINNEBAGO INDUSTRIES, INC.

        The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, January 10, 2006, at 7:30 p.m., Central Standard Time, at Friendship Hall, Highway 69 South, Forest City, Iowa, for the following purposes:

1.	To elect three Class III directors to hold office for three-year terms; and
2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors of the Company has fixed the close of business on November 1, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

RAYMOND M. BEEBE
          Secretary

Forest City, Iowa
November 11, 2005

YOUR VOTE IS IMPORTANT

        Whether or not you expect to attend the meeting in person, please date, sign and return the proxy card in the enclosed envelope to appoint your proxy to vote your shares at the Annual Meeting, or you may do so electronically via the Internet or telephone. A prompt response is helpful and your cooperation is appreciated.

WINNEBAGO INDUSTRIES, INC.

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Winnebago Industries, Inc., an Iowa corporation (the “Company” ), P.O. Box 152, Forest City, Iowa 50436, of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at Friendship Hall, Highway 69 South, Forest City, Iowa on January 10, 2006, at 7:30 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting of Shareholders” or the “Meeting” ). This Proxy Statement was first mailed to shareholders on or about November 11, 2005.

        Only holders of Common Stock of record at the close of business on November 1, 2005, will be entitled to vote at the Annual Meeting of Shareholders. At such date, the Company had outstanding 32,873,574 shares of Common Stock, par value $.50 per share (“Common Stock” ). Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting of Shareholders.

        If you have returned valid proxy instructions or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.

        If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors. If you withhold authority to vote with respect to any nominee, your shares will still be counted for purposes of establishing a quorum but will have no effect on the election of that nominee. If you sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee.

        If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. If you do not submit voting instructions to your broker, generally your broker is permitted to vote your shares in the election of directors in its discretion.

        Directors must be elected by a plurality of the votes cast at the Meeting. This means that the three nominees receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

        The Company is not now aware of any matters to be presented at the Annual Meeting of Shareholders other than the election of the three nominees described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.

        A form of proxy is enclosed for use at the Annual Meeting of Shareholders. Before the Meeting, you can appoint a proxy to vote your shares of Common Stock (i) by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting of Shareholders, (ii) by using the Internet (http://www.eproxy.com/wgo/) or (iii) by calling the toll-free telephone number (1-800-560-1965).

        The electronic proxy appointment procedures are designed to confirm your identity and to allow you to give your proxy your voting instructions. If you wish to vote by the Internet or telephone, please follow the enclosed instructions.

        If the enclosed proxy card is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or the enclosed proxy may be revoked by (i) giving written notice to the Secretary, (ii) subsequently granting a later-dated proxy or (iii) attending the Meeting and voting in person. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Time on January 9, 2006 (following the directions on the enclosed instructions). Attendance at the Annual Meeting of Shareholders will not cause your previously granted proxy to be revoked unless you specifically so request.

        If no instructions are indicated on a proxy that is signed and mailed to the Company, it will be voted: (i)  for the election of the three nominees for director named below (Item 1) and (ii) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table contains information with respect to the ownership of the Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at November 1, 2005		Percent of Common Stock (%)(1)

EARNEST Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	3,423,155	(2)	10.4
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	3,356,000	(3)	10.2
Hanson Capital Partners, L.L.C. c/o Mr. John V. Hanson 7019 SE Harbor Circle Stuart, Florida 34996	2,003,012	(4)	6.1
Janus Capital Management LLC 100 Fillmore Street Denver, Colorado 80206	1,649,906	(5)	5.0

(1)	Based on 32,873,574 outstanding shares of Common Stock on November 1, 2005.
(2)	The number of shares owned as of August 31, 2005 according to Amendment No. 1 to Schedule 13G filed with the SEC on September 13, 2005. EARNEST Partners, LLC, an investment advisor, is the beneficial owner of all 3,423,155 shares of Common Stock and has sole voting power, shared voting power and sole dispositive power with respect to 1,123,190 shares, 861,865 shares and 3,423,155 shares, respectively. The information contained in this footnote is derived from information contained in the Amendment No. 1 to Schedule 13G filed by EARNEST Partners, LLC with the SEC referred to herein.
(3)	The number of shares owned as of April 30, 2005 according to Amendment No. 2 to Schedule 13G filed with the SEC on May 9, 2005. Royce & Associates, LLC, an investment advisor, is the beneficial owner of all 3,356,000 shares of Common Stock and has sole power to vote or direct the vote and to dispose or direct the disposition of all shares. The information contained in this footnote is derived from information contained in the Amendment No. 2 to Schedule 13G filed by Royce & Associates, LLC with the SEC referred to herein.
(4)	Hanson Capital Partners, L.L.C. (“HCP” ) is a Delaware limited liability company whose members are the Luise V. Hanson Qualified Terminable Interest Property Marital Deduction Trust (the “QTIP Trust” ), which has a 34.8% membership interest in HCP, and the Luise V. Hanson Revocable Trust, dated September 22, 1984 (the “Revocable Trust” ), which has a 64.6% membership interest in HCP. Additionally, John V. Hanson, Mary Joan Boman (the sister of John V. Hanson) and Paul D. Hanson (the brother of John V. Hanson) each have, in their individual capacity, a .2% membership interest in HCP. John V. Hanson (a director of the Company), Mary Joan Boman and Paul D. Hanson (each an “Individual Trustee” and collectively, the “Individual Trustees” ) and Bessemer Trust Company, N.A. (the “Corporate Trustee” ) act as co-trustees under the QTIP Trust and the Revocable Trust. By virtue of the Revocable Trust’s 64.6% membership interest in HCP, a majority of the Individual Trustees together with the Corporate Trustee have sole voting power with respect to the 2,003,012 shares of Common Stock of which HCP is the beneficial owner. A majority of the Individual

Trustees together with the Corporate Trustee have sole dispositive power with respect to the 2,003,012 shares of Common Stock of which HCP is the beneficial owner, except that disposition of all or substantially all of those shares requires the unanimous approval of all members of HCP. The information contained in this footnote is derived from information contained in the Amendment No. 51 to Schedule 13D filed by Hanson Capital Partners, L.L.C. with the SEC on November 9, 2004.
(5)	The number of shares owned as of December 31, 2004 according to Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2005. Janus Capital Management LLC (“Janus Capital” ) has an indirect 100% ownership stake in Bay Isle Financial LLC (“Bay Isle” ) and an indirect 77.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH” ). Due to the above ownership structure, holdings for Janus Capital, Bay Isle and INTECH are aggregated for purposes of the Schedule 13G filed by Janus Capital. Janus Capital, Bay Isle and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios” ). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the 1,649,906 shares of Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Fund, an investment company registered under the Investment Company Act of 1940, is the beneficial owner of 1,150,005 of the 1,649,906 shares of Common Stock. The information contained in this footnote is derived from information contained in the Amendment No. 2 to Schedule 13G filed by Janus Capital Management LLC with the SEC referred to herein.

        The following table contains information with respect to the ownership of Common Stock by (i) each director, (ii) each nominee for election as a director, (iii) each executive officer listed in the Summary Compensation Table and (iv) the group named below.

Name	Shares of Common Stock Owned Beneficially at November 1, 2005(1)		Percent of Common Stock (%)(2)

Irvin E. Aal	25,789	(3)(4)	(5)
Edwin F. Barker	92,735	(3)	(5)
Raymond M. Beebe	26,076	(3)	(5)
Jerry N. Currie	41,000	(3)	(5)
Joseph W. England	44,761	(3)(4)	(5)
Lawrence A. Erickson	11,057	(3)(4)	(5)
John V. Hanson	48,260	(3)(6)	(5)
John E. Herlitz	11,057	(3)(4)	(5)
Bruce D. Hertzke	351,816	(3)	1.0
Gerald C. Kitch	59,042	(3)(4)	(5)
William J. O’Leary	49,234	(3)	(5)
Robert J. Olson	32,916	(3)	(5)
Directors and officers as a group (16 persons)	873,108	(3)(4)	2.6

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.
(2)	Based on 32,873,574 outstanding shares of Common Stock on November 1, 2005, together with shares representing the 34,706 Winnebago Stock Units held by directors under the Company’s Directors’ Deferred Compensation Plan as of November 1, 2005 and 698,513 shares that directors and officers as a group have the right to acquire within 60 days of November 1, 2005 through the exercise of stock options.
(3)	Includes 24,000, 60,795, 18,966, 38,000, 36,000, 10,000, 48,000, 10,000, 314,526, 28,000, 27,766, 22,912 and 698,513 shares, which Messrs. Aal, Barker, Beebe, Currie, England, Erickson, Hanson, Herlitz, Hertzke, Kitch, O’Leary, Olson and the directors and officers as a group, respectively, have the right to acquire within 60 days of November 1, 2005, through the exercise of stock options.
(4)	Includes 1,789, 8,761, 1,057, 1,057 and 22,042 Winnebago Stock Units, held by Messrs. Aal, England, Erickson, Herlitz and Kitch, respectively, under the Company’s Directors’ Deferred Compensation Plan as of November 1, 2005. The Winnebago Stock Units are payable in an equal number of shares of Common Stock upon the respective directors’ termination of service as a director or on January 1, 2011 in the case of Mr. Erickson.
(5)	Less than one percent.
(6)	See Note (4) to the preceding table.

ITEM 1

ELECTION OF DIRECTORS

        The Board of Directors of the Company is divided into three classes with staggered terms, each consisting of approximately one-third of the total number of the members of the Board of Directors. Directors are elected for a term of three years. At the Annual Meeting of Shareholders, the term of office of the Class III directors will expire, and three persons will be elected to serve in that class until the Company’s Annual Meeting of Shareholders in 2009 or until their respective successors are elected. The terms of office of the Class I and Class II directors will expire at the Company’s Annual Meetings of Shareholders in 2007 and 2008, respectively.

        Discretionary authority is solicited to vote for the election of a substitute for any of said nominees who, for any reason currently unknown, cannot be a candidate for election. The shares represented by the enclosed proxy will be voted for the election as directors of the nominees for Class III directors named below if no direction is made otherwise. All three nominees are currently directors of the Company and were elected by the shareholders at the Company’s 2003 Annual Meeting of Shareholders.

Name (Age)(1)	Principal Occupation and Other Directorships Held	Year First Became a Director

Class III — Nominees for Directors to be Elected to Serve Until the 2009 Annual Meeting
John V. Hanson (63)	Retired; former Deputy Chairman of the Board of Directors of Winnebago Industries, Inc.	1996(2)(3)

Bruce D. Hertzke (54)	Chairman of the Board and Chief Executive Officer, Winnebago Industries, Inc.	1997(2)

Gerald C. Kitch (67)	Retired; former Executive Vice President, Pentair, Inc., diversified manufacturer of tools, equipment and ammunition	1996(2)

Name (Age)(1)	Principal Occupation and Other Directorships Held	Year First Became a Director

Class I — Directors Whose Terms Expire at the 2007 Annual Meeting
Irvin E. Aal (66)	Retired; former General Manager of Case Tyler Business Unit of CNH Global and predecessor corporation, manufacturer of banded application business equipment; previously President and Chief Executive Officer of Tyler Industries, privately owned specialized agricultural equipment manufacturing company	2004

Joseph W. England (65)	Retired; former Senior Vice President — Accounting — Control of Deere & Company (a mobile power equipment manufacturer). Mr. England is a director of First Midwest Bancorp, Inc.	2001

Class II — Directors Whose Terms Expire at the 2008 Annual Meeting

Jerry N. Currie (60)	President & Chief Executive Officer of both Curries Company, manufacturer of steel doors and frames for nonresidential construction, and Graham Manufacturing, manufacturer of wood doors for nonresidential construction	1996

Lawrence A. Erickson (56)	Retired; former Senior Vice President & Chief Financial Officer of Rockwell Collins, Inc., provider of communication and aviation electronic solutions for commercial and military applications	2005

John E. Herlitz (62)	Retired; former Senior Vice President — Design of DaimlerChrysler AG, automobile manufacturer	2005

(1)	Reference is made to “Voting Securities and Principal Holders Thereof” herein.

(2)	The Nominating and Governance Committee recommended, and the Board approved, the nomination of such person.
(3)	Also served as a director from 1967 to 1979 and from 1985 to 1989.

        All of the foregoing have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

        The Board has established standing Audit, Human Resources and Nominating and Governance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter, each of which is available for review on the Company’s website at http://www.winnebagoind.com/html/company/corpgovern.html. The principal responsibilities of each of these committees are described below.

        Audit Committee.    The current members of the Audit Committee are Messrs. England, Aal and Currie, all of whom are independent directors under criteria established by the SEC and the listing standards of the New York Stock Exchange (“NYSE” ). Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that Joseph W. England qualifies as an “Audit Committee Financial Expert.” Each year, the committee appoints independent public accountants to examine the books of the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants’ examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent public accountants regarding internal controls. The Audit Committee is also prepared to meet privately at any time at the request of the independent public accountants or members of management to review any special situation arising on any of the above subjects. The Audit Committee also performs the duties set forth in its written charter which was adopted by the Board of Directors. The Audit Committee regularly reviews its written charter and recommends to the Board changes to the charter. Reference is also made to the “Report of the Audit Committee” herein. In fiscal 2005, as required by its charter, the Audit Committee conducted an annual self-evaluation of its performance. The committee met 12 times in fiscal 2005.

        Human Resources Committee.    The current members of the Human Resources Committee are Messrs. Kitch, Aal and Currie, all of whom are independent directors within the meaning of NYSE listing requirements and the Company’s Policy Regarding Nominations of Directors. This committee makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer (“CEO” ) and sets the salaries and bonus payments, if any, of all other employee-directors and elected officers. It also has responsibility for administration of the Company’s Incentive Compensation Plan and certain other employee incentive plans. In fiscal 2005, as required by its charter, the Human Resources Committee conducted an annual self-evaluation of its performance. The committee met six times in fiscal 2005.

        Nominating and Governance Committee.    The current members of the Nominating and Governance Committee are Messrs. Currie, England and Kitch, all of whom are independent directors within the meaning of NYSE listing requirements and the Company’s Policy Regarding Nominations of Directors. This committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with the Company’s Policy Regarding Nominations of Directors as discussed below. See also “2007 Shareholder Proposals” for a summary of the procedures that shareholders must follow. In fiscal 2005, as required by its charter, the Nominating and Governance Committee conducted an annual self-evaluation of its performance. The committee met three times in fiscal 2005.

        The Board of Directors of the Company held six meetings during fiscal 2005. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. During fiscal 2005, all of the directors attended more than 75 percent of the aggregate of Board of Directors’ meetings and meetings of committees of the Board on which they served. The Corporate Governance Policy of the Company, discussed below, encourages, but does not require, Board members to attend the Annual Meeting of Shareholders. At the last annual meeting, all of the then-incumbent directors and director nominees were in attendance. Additionally, in fiscal 2005, in accordance with the Company’s Corporate Governance Policy described below, the Board of Directors conducted an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee received comments from all directors and reported to the Board with an assessment of the Board’s performance.

        Executive Sessions of Non-employee Directors — The Non-employee Directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors, as defined by the NYSE listing standards, is held at least once a year. During fiscal 2005, except for Messrs. Erickson and Hanson, all other Non-employee Directors were independent. Director Gerald C. Kitch was chosen as Lead Director to preside at such executive sessions.

        The Board has adopted and annually reviews the Corporate Governance Policy which incorporates the corporate governance principles by which the Company operates. A copy of the Company’s Corporate Governance Policy is available on the Company’s website at http://www.winnebagoind.com/html/company/corpgovern.html.

        Policy Regarding Nominations of Directors.    The Nominating and Governance Committee will consider director nominations from shareholders in accordance with the Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix A. Briefly, the Nominating and Governance Committee will consider as a candidate any director of the Company who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholder of the Company who provides the required information and certifications within the specified time requirements, as set forth in Section 1 of the Policy Regarding Nominations of Directors. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

        In considering a potential nominee for the Board, shareholders should note that in recommending candidates, the Nominating and Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the qualifications, skills and independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

        The Nominating and Governance Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;
•	broad experience in business, government, education or technology;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Policy Regarding Nominations of Directors. See “—Corporate Governance — Director Independence” below.

        The Nominating and Governance Committee continues to evaluate the Company’s and the Board’s governance practices at least annually. The Nominating and Governance Committee recommended, and the Board approved, an amendment to the Company’s Corporate Governance Policy to state that directors will not be nominated for re-election if they will reach the age of 70 years prior to the date of re-election to the Board versus reaching the age of 70 years prior to the date of completion of their next term of service as was previously mandated. Mr. Kitch abstained from voting on the amendment to the Corporate Governance Policy at the meetings of the Nominating and Governance Committee and the Board of Directors. As a result of this change, Mr. Kitch was eligible for consideration by the Nominating and Governance Committee to be nominated for re-election. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules.

        Corporate Governance.    Corporate Governance Policies and Codes of Conduct — The Board of Directors has adopted a Corporate Governance Policy, a Policy Regarding Nominations of Directors, a Shareholder Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Governance Committee.

        The Board of Directors also has adopted the Company’s Code of Ethics applicable to all of the Company’s directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers. These policies, charters, codes and other items relating to the governance of the Company are available on the Company’s website at http://www.winnebagoind.com/html/ company/corpgovern.html. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on the Company’s website is not incorporated into this Proxy Statement or other securities filings.

        Director Independence — Under the Company’s Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under the Company’s Policy Regarding Nominations of Directors and applicable NYSE rules, respectively. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. The Board of Directors has determined, after careful review and upon consideration of the following, that Mr. Kitch (nominee for election as a Class III director), Mr. Aal (Class I director), Mr. England (Class I director), Mr. Currie (Class II director) and Mr. Herlitz (Class II director) are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors and that each independent director has no material relationship with the Company, determined in accordance with the standards disclosed below.

        Under the Company’s Policy Regarding Nominations of Directors, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;
•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;
•	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;
•	(i) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) is not a current employee of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) within the last three years was not and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.
•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;
•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;
•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and
•	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

        This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

        For purposes of determining a “material relationship,” the following standards are utilized:

•	any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and
•	the aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues.

        For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

        Mr. Erickson is not considered independent under the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors solely because his son, Thad Erickson, is employed by the Company’s independent accountants as an audit manager. Thad Erickson has not personally worked on any audits of the Company or any other work involving the Company.

         Shareholder Communications with Directors — The Nominating and Governance Committee has adopted a policy for shareholders to send communications to the Board. Shareholders who desire to communicate with the Company’s directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Communications received from shareholders to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-management members of the Board, and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

        Director Compensation.    Employee directors receive no additional compensation for serving on the Board or its Committees. In fiscal 2005, Non-employee Directors received an annual retainer of $25,000 (paid in monthly installments), a $1,000 per day attendance fee for Board and Committee meetings and a $500 fee for participation in any Board meetings held telephonically. Committee Chairmen received a $2,000 per day attendance fee. In addition, each Non-employee Director under the Incentive Compensation Plan (as those terms are defined below) and its predecessor, the Winnebago Industries, Inc. 1997 Stock Option Plan (the “1997 Stock Option Plan” ), received an annual stock option grant of 4,000 shares. Directors were also reimbursed for customary and usual travel expenses. Effective September 1, 2005, Non-employee Directors will continue to receive an annual retainer of $25,000 (paid in monthly installments) and a $500 fee for participation in any Board meetings held telephonically. The following modifications were made to the Non-employee Director compensation program: (i) the Audit Committee Chairman will receive an annual retainer of $5,000 (paid in monthly installments) while the Chairmen of other Board Committees will receive an annual retainer of $4,000 (paid in monthly installments), which annual retainers eliminate the $2,000 per day attendance fee for Committee Chairmen (therefore, each Non-employee Director will continue and Committee Chairmen will begin to receive a $1,000 per day attendance fee for Board and Committee meetings) and (ii) the stock option grant of 10,000 shares to new directors was replaced with an annual stock option grant of 4,000 shares to each director.

        Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan” ). The purpose of the Directors’ Deferred Compensation Plan is to enable Non-employee Directors (the “Participants” ) to receive their fees and retainers as members of the Board of Directors and Committees of the Board (the “Deferred Compensation” ) in a form other than as direct payments. A Participant may elect to apply 100% of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant’s election to such Participant’s account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant’s Money Credits is the 30 year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant’s election to such Participant’s account established by the Company. The Common Stock utilized for purposes of the Directors’ Deferred Compensation Plan will be treasury shares of the Company. Winnebago Stock Units will be recorded in such Participant’s account on the basis of the mean between the high and the low prices of the Common Stock of the Company on the date upon which the account is to be credited, as officially reported by the NYSE. Any Participant investing Deferred Compensation in Winnebago Stock Units will receive a matching contribution in the form of Winnebago Common Stock from the Company equal to 25% of the Deferred Compensation so invested.

        The matching contribution to a Participant’s Winnebago Stock Unit account will vest on a graduated basis at the rate of 33 1/3% for each of the first three complete 12 month periods of service as a director following the effective date of the Directors’ Deferred Compensation Plan. Any matching Winnebago Stock Units thereafter recorded in the Participant’s account after the Participant’s completion of 36 months of service after the effective date of the Directors’ Deferred Compensation Plan will be fully vested and nonforfeitable. Notwithstanding the above, the Participant’s Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69½ while serving as a director. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director and applied to future Company matching contributions. The Winnebago Stock Units credited to Participant’s accounts are included in the Common Stock ownership table under the caption “VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.”

        In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then if the Directors’ Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in the Participant’s Winnebago Stock Unit account, such adjustments will be made by the Directors’ Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.

        In the event of a “change in the control of the Company,” as defined in the Directors’ Deferred Compensation Plan, the Participant will receive a lump sum distribution of his or her accounts within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant’s receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.

        Unless terminated earlier by the Board of Directors, the Directors’ Deferred Compensation Plan terminates on June 30, 2013.

        The Winnebago Industries, Inc. 2004 Incentive Compensation Plan (the “Incentive Compensation Plan” ) provides that directors who are not employees of the Company or a subsidiary (the “Non-employee Directors” ) may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the Incentive Compensation Plan (collectively, “Director Awards” ) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-employee Director pursuant to this Plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than 10 years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the Incentive Compensation Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year.

EXECUTIVE COMPENSATION

        The following table contains certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three fiscal years, to or on behalf of (i) the Chief Executive Officer of the Company at August 27, 2005 and (ii) each of the four other most highly compensated executive officers of the Company serving at August 27, 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation(1)			Long Term Compensation

				Awards		Payouts

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(2)	Restricted Stock Awards ($)(3)	Options(4)(5)	LTIP Payouts ($)(6)	All Other Compensation ($)

Bruce D. Hertzke	2005	497,583	440,646	—	70,000	199,674	—
Chairman and Chief	2004	481,072	1,197,401	—	60,000	368,630	—
Executive Officer	2003	459,457	321,682	100,000	60,000	539,698	—
Edwin F. Barker	2005	289,670	156,070	—	45,000	106,040	—
President and Chief	2004	255,480	372,971	—	30,000	173,473	—
Financial Officer	2003	235,346	112,744	—	14,400	253,975	—
Raymond M. Beebe	2005	232,911	132,463	—	12,500	93,464	—
Vice President, General	2004	225,183	334,293	—	15,000	173,473	—
Counsel and Secretary	2003	215,423	103,439	—	14,400	253,975	—
William J. O’Leary	2005	218,931	111,608	—	12,500	84,968	—
Vice President,	2004	208,077	296,647	—	15,000	148,210	—
Product Development	2003	192,154	92,160	—	14,400	—	—
Robert J. Olson	2005	232,911	117,832	—	12,500	93,464	—
Vice President,	2004	225,183	320,175	—	15,000	173,473	—
Manufacturing	2003	215,423	103,439	—	14,400	253,975	—

(1)	No executive officer received personal benefits in excess of the lesser of 10% of cash compensation or $50,000.
(2)	The bonus amounts include bonuses paid pursuant to the Company’s Officers Incentive Compensation Plan as well as bonuses paid in the discretion of the Board of Directors, all as described under the caption “REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION.”
(3)	Awards consisted of restricted Common Stock and are valued at the aggregate market value of the Common Stock as of the respective determination dates. All awards of the restricted Common Stock vested immediately.
(4)	The numbers in the table above represent options for the purchase of shares of the Company’s Common Stock granted to the named persons under the Company’s 2004 Incentive Compensation Plan.
(5)	Option figures for fiscal years 2003 and 2004 are adjusted to reflect the 2 for 1 split of the Company’s Common Stock effective March 5, 2004.
(6)	Awards consisted of cash and are valued at the aggregate market value of the Common Stock as of the respective determination dates. The awards in fiscal 2005 were made pursuant to the Officers’ Long-Term Incentive Plan, three-year fiscal period 2003, 2004 and 2005, the awards in fiscal 2004 were made pursuant to the Officers’ Long-Term Incentive Plan, three-year fiscal period 2002, 2003 and 2004, and the awards in fiscal 2003 were made pursuant to the Officers’ Long-Term Incentive Plan, fiscal three-year period 2001, 2002 and 2003.

STOCK OPTIONS GRANTED IN FISCAL 2005

        The following table provides information on options to purchase shares of the Company’s Common Stock granted in fiscal 2005 to the executive officers named in the Summary Compensation Table.

	Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term

Name	Options Granted		Percent of Total Options Granted to Employees in Fiscal 2005		Exercise Price per Share ($)		Expiration Date

								5% ($)	10% ($)

Bruce D. Hertzke	70,000	(1)	19.3	(2)	31.475	(3)	10/13/2014	1,385,580	3,511,410
Edwin F. Barker	45,000	(4)	12.4	(2)	31.475	(3)	10/13/2014	890,730	2,257,335
Raymond M. Beebe	12,500	(5)	3.4	(2)	31.475	(3)	10/13/2014	247,425	627,038
William J. O’Leary	12,500	(5)	3.4	(2)	31.475	(3)	10/13/2014	247,425	627,038
Robert J. Olson	12,500	(5)	3.4	(2)	31.475	(3)	10/13/2014	247,425	627,038

(1)	Stock options granted on October 13, 2004, under the Company’s 2004 Incentive Compensation Plan. Options become exercisable as follows: 20,000 shares on or after January 13, 2005 with the remaining 50,000 shares becoming exercisable in annual increments of one-third commencing October 13, 2005.
(2)	Based on total grants during fiscal 2005 of 362,500 shares.
(3)	The exercise price per share represents the mean between the high and low prices for a share of the Company’s Common Stock on the NYSE on October 13, 2004.
(4)	Stock options granted on October 13, 2004, under the Company’s 2004 Incentive Compensation Plan. Options become exercisable as follows: 20,000 shares on or after January 13, 2005 with the remaining 25,000 shares becoming exercisable in annual increments of one-third commencing October 13, 2005.
(5)	Stock options granted on October 13, 2004, under the Company’s 2004 Incentive Compensation Plan, become exercisable in annual increments of one-third commencing October 13, 2005.

AGGREGATED OPTION SHARES EXERCISED IN
LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        The following table provides information related to the stock options exercised during fiscal 2005 and the number and value of unexercised options at August 27, 2005, by the named executive officers.

Name	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options Held at August 27, 2005		Value of Unexercised, In-the-Money Options at August 27, 2005(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce D. Hertzke	9,250	$217,375	314,526	53,334	$5,452,676	$155,867
Edwin F. Barker	7,110	150,346	60,795	26,667	343,488	77,934
Raymond M. Beebe	8,800	148,836	18,966	13,334	133,289	38,967
William J. O’Leary	0	0	27,766	13,334	288,713	38,967
Robert J. Olson	17,654	397,393	22,912	13,334	189,638	38,967

(1)	The value realized is the difference between the market price of the Company’s Common Stock on the date such options were exercised and the exercise price.
(2)	Represents the amount by which $32.53 (the closing price of the Company’s Common Stock on August 26, 2005 (August 27, 2005 being a non-business day)) exceeded the exercise prices of unexercised options. There is no guarantee that, if and when these options are exercised, they will have this value.

Long-Term Incentive Plan—Awards in Fiscal 2005

        The following table provides information concerning the participation of the named executive officers in a long-term compensation plan called the “Officers’ Long-Term Incentive Plan, three-year fiscal period 2005, 2006 and 2007.” Under this Plan, they were awarded the right to stock grants made in restricted shares of the Company’s Common Stock (or at the election of the participating officer, in cash) payable in fiscal 2008 based upon the achievement of long-term performance results as measured at the end of the three-year fiscal period. Actual payouts of incentive compensation, if any, will be determined based upon the financial performance of the Company as established by a three-year plan approved by the Human Resources Committee, as administrator of this Plan. Under the Plan, the financial performance measurements are earnings per share and return on equity of the Company for the three-year period. Reference is made to the description of the plan under the caption “Report of the Human Resources Committee on Executive Compensation” below.

Name	Incentive Compensation (1)	Performance Period (or Other Period Until Maturation of Payment) (2)	Estimated Future Payouts Under Non-Stock Price-Based Plans (3)

			Threshold (%)	Target (%)	Maximum (%)

Bruce D. Hertzke	—	Fiscal 2005-2007	1.6	25	37.5
Edwin F. Barker	—	Fiscal 2005-2007	1.6	25	37.5
Raymond M. Beebe	—	Fiscal 2005-2007	1.6	25	37.5
William J. O’Leary	—	Fiscal 2005-2007	1.6	25	37.5
Robert J. Olson	—	Fiscal 2005-2007	1.6	25	37.5

(1)	The actual incentive compensation, if any, that will be paid out after the conclusion of the three-year period cannot be determined because the incentive compensation earned by the named executive officers will be based on the Company’s future performance. The incentive compensation will be a percentage of the officer’s annualized base salary as of January 2005. The annualized base salary as of January 2005 for each of the named officers is as follows: Mr. Hertzke $523,615; Mr. Barker $364,000; Mr. Beebe $235,670; Mr. O’Leary $222,600; and Mr. Olson $235,670.
(2)	Payouts will be made in cash in fiscal 2008 depending on the level of attainment of the Plan approved by the Human Resources Committee for achievement of return on equity and earnings per share for the three-year period.
(3)	Shown in these columns are the percentages of the named executive officers’ annualized base salary as of January 2005 that would be payable under the Plan if the Company attains the threshold, target or maximum achievement of financial objectives of earnings per share and return on equity. If actual Company performance falls below an established level, no payments are made.

Pension Plans

        The Company does not provide pension benefits for its employees, including executive officers.

Report of the Human Resources Committee on Executive Compensation

        Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

        The Human Resources Committee of the Board is the compensation committee of the Company. This Committee reviews and approves compensation plans for all corporate officers, including salaries, profit sharing awards and stock option grants.

        In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for shareholders while furthering the Company’s strategic goals. In doing so, the compensation programs reflect the following goals:

•	align the interests of management with those of shareholders;
•	provide fair and competitive compensation;
•	integrate compensation with the Company’s business plans;
•	reward both business and individual performance; and
•	attract and retain key executives critical to the success of the Company.

        The Company’s executive compensation is primarily based on the following three components, each of which is intended to help achieve the overall compensation philosophy: base salary, quarterly incentive awards and long-term incentives.

        Base salary levels for the Company’s named executive officers are set by the Committee and approved by the Board of Directors. In determining base salary levels and annual salary adjustments for the named executive officers, including the CEO, the Committee considers market compensation levels of similarly sized manufacturing companies as well as individual performance and contributions.

        The base salary of Mr. Hertzke, as the CEO, was $486,450 for the period from the beginning of fiscal 2005 until January 3, 2005 and $503,476 thereafter and in fiscal 2004 was $470,000 for the period from the beginning of fiscal 2004 until January 1, 2004 and $486,450 thereafter. The CEO participates in the quarterly incentive award program for officers and other key management personnel described below. The Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the CEO’s compensation.

        The Company’s officers including the CEO are eligible for quarterly incentive awards under the Company’s Officers Incentive Compensation Plan Fiscal Period 2005 (the “Officers Incentive Compensation Plan” ). Under the Officers Incentive Compensation Plan, the incentive awards are based upon financial performance of the Company, as established by the Board of Directors. The Officers Incentive Compensation Plan is an annual program that provides for quarterly cumulative measurements of financial performance and an opportunity for quarterly incentive payments based on financial results measured against the management plan adopted by the Board of Directors (the “Management Plan” ).

        The financial performance measurements for the Officers Incentive Compensation Plan are earnings per share (“EPS” ) and return on equity (“ROE” ) of the Company. The Board of Directors believes that these financial performance measurements provide an appropriate balance between quantity and quality of earnings. Stockholders’ equity at the start of the Company’s fiscal year is used as the base figure for the calculation of ROE. The Committee believes that the Officers Incentive Compensation Plan provides an excellent link between the value created for shareholders and incentives paid to participants.

        Under the Officers Incentive Compensation Plan, the amount of the participants’ incentive compensation for the quarter shall be in direct proportion to the Company’s financial performance expressed as a percentage (Financial Factor) against the base salary bonus (Target) for each participant as determined by the Board of Directors prior to the commencement of the fiscal year.

        The Officers Incentive Compensation Plan provides for a bonus (Target) of 60% of base salary (comprised of 2/3 cash and 1/3 stock (or in cash at the participant’s election)), at 100% achievement of the financial objectives of EPS and ROE for participating officers, except the CEO. The Officers Incentive Compensation Plan provides for a bonus (Target) of 105% of base salary (comprised of 2/3 cash and 1/3 stock (or in cash at the participant’s election)), at 100% achievement of the financial objectives of EPS and ROE for the CEO. Fifty percent (50%) of the quarterly calculated incentive is paid within 45 days after the close of each quarter. The remaining fifty percent (50%) of the quarterly calculated incentive is held back and carried forward into the next quarter on a cumulative basis. At the end of the fourth fiscal quarter (fiscal year end), a final year-end accounting is made prior to the payment of any remaining incentive holdback for the year. Fifty percent (50%) of a participant’s cash incentive compensation earned for the year, as described above, is matched annually (in the form of restricted stock or cash, as elected by the participant). The Target bonus is inclusive of this matched incentive compensation. The annual supplementary cash payment is paid as soon as practical after the final fiscal year-end compensation accounting and payment of any remaining incentive compensation holdback for the fiscal year.

        The Committee reserves the right to modify the Financial Factor used in determining the incentive compensation by plus or minus 20% based upon strategic organizational priorities. Strategic performance is measured only at the end of the fiscal year. Strategic measurements may focus on one or more of the following strategic factors, but are not limited to those stated:

• Revenue Growth	• Customer Satisfaction
• Market Share	• Inventory Management
• Product Quality	• Technical Innovation
• Product Introductions	• Ethical Business Practices

        For purposes of the Officers Incentive Compensation Plan, the Board determined that industry performance, market share, product quality and planning (both strategic and succession) would be the strategic factors used in determining this compensation.

        In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan) participants are entitled to receive awards (including the annual supplementary cash match payment described above) within 15 days of the Effective Date (as defined in the Officers Incentive Compensation Plan) based on the Committee’s estimate of the Company’s financial performance through the end of the fiscal year in which such Change in Control occurs.

        Financial performance of less than 80% of the Management Plan for both EPS and ROE results in no bonus and the maximum bonus will be paid at attainment of 125% of the Management Plan for both elements.

        As provided by the Officers Incentive Compensation Plan, the Committee has the discretion and authority to make any and all determinations necessary or advisable for administration of the Officers Incentive Compensation Plan.

        Mr. Hertzke received $421,908 in cash in fiscal 2005 and $1,179,400 in cash in fiscal 2004 pursuant to the Officers Incentive Compensation Plan and the Officers Incentive Compensation Plan Fiscal Period 2004, respectively.

        The Company’s officers (including the CEO) are eligible for annual incentive awards under the Company’s Officers Long-Term Incentive Plan (the “Long-Term Incentive Plan” ). The purpose of the Long-Term Incentive Plan is to promote the long-term growth and profitability of the Company and to attract and retain officers by providing the officers of the Company an opportunity for an incentive award consisting of stock grants made in restricted shares of the Company’s Common Stock (or at the election of a participating officer, in cash) with compensation based on the achievement of long-term performance results as measured at the end of a three-year fiscal period.

        The awards under the Long-Term Incentive Plan are based upon the Company’s financial performance as measured against the three year management plan approved by the Board of Directors. The financial performance measurements for the Long-Term Incentive Plan are EPS and ROE of the Company. Stockholders’ equity at the start of the Company’s first fiscal year of the applicable plan period is used as the base figure for the calculation of ROE.

        Under the Long-Term Incentive Plan, the amount of the participants’ long-term incentive award for the three-year fiscal period is in direct proportion to the Company’s financial performance expressed as a percentage (Financial Factor) against award targets for each participant determined by the Board of Directors prior to the commencement of the three-year fiscal period. The Company’s financial results for the three-year fiscal period are used in determining the Financial Factor to be used for that plan period when calculating the participants long-term incentive awards.

        The long-term incentive for the officers provides for an opportunity of 25% of the annualized base salary (Target) to be awarded in cash at 100% achievement of the financial long-term objectives of EPS and ROE. The annualized base salary figure used is the salary in place for each participant as of January 2005. The resultant cash award (at 100% of the three-year fiscal management plan) will be adjusted up or down as determined by actual financial performance expressed as a percentage (Financial Factor) at the end of the three-year fiscal period.

        In the event of a “Change in Control” (as defined in the Long-Term Incentive Plan) participants are entitled to receive awards within 15 days of the Effective Date (as defined in the Long-Term Incentive Plan) based on the Committee’s estimate of the Company’s financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs.

        A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award except for a Change in Control as described above or as waived by the Committee for normal retirement and disability.

        Mr. Hertzke received $199,674 in cash in fiscal 2005 and $368,630 in cash in fiscal 2004 pursuant to the Long-Term Incentive Plans for the three-year fiscal periods ended August 27, 2005 and August 28, 2004, respectively. These Long-Term Incentive Plans provided for incentive awards consisting of stock grants made in restricted shares of the Company’s Common Stock, or at the election of a participating officer, in cash. The Board of Directors amended the Long-Term Incentive Plans three-year fiscal periods 2003, 2004 and 2005 and 2004, 2005 and 2006 to provide that all awards payable under such Plans shall be made in cash. Awards under the Long-Term Incentive Plan three-year fiscal periods 2005, 2006 and 2007 and 2006, 2007 and 2008, respectively, are payable in restricted shares of the Company’s Common Stock or in cash upon the election of the participant.

        Other long-term incentives, provided through grants of stock options to the named executives and others, are intended to retain and motivate executives to seek to improve long-term stock market performance. Stock options are granted at the prevailing market price and will only have value if the Company’s stock price increases. No option is exercisable until six months after the date such option is granted. Thereafter, options are exercisable during the period thereof at such time or times and in such amount or amounts as determined by the Committee. No option may be exercised more than ten years from the date of its grant. Executives must be employed by the Company at the time of vesting in order to exercise options. The Committee awarded Mr. Hertzke stock options for 70,000 shares of the Company’s Common Stock in fiscal 2005 under the Incentive Compensation Plan and stock options for 60,000 shares in fiscal 2004 under the 1997 Stock Option Plan, adjusted to reflect the 2 for 1 split of the Company’s Common Stock effective March 5, 2004.

        Since all options are granted at the then-current market price, the value of an option bears a direct relationship to the Company’s stock price and is an effective incentive for executives to create value for shareholders. The Committee, therefore, views stock options as an important component of its long-term performance-based compensation philosophy, but does not believe that granting options every year is necessary to achieve such goals.

        No member of the Human Resources Committee is a current or former officer or employee of the Company or any of its subsidiaries.

Gerald C. Kitch (Chair)     Irvin E. Aal     Jerry N. Currie

Members of the Human Resources Committee
of the Board of Directors

PERFORMANCE GRAPH

        The following graph compares the five-year cumulative total shareholder return (including reinvestment of dividends) of the Company with the cumulative total return on the Standard & Poor’s 500 Index and a peer group.(1) It is assumed in the graph that $100 was invested in the Company’s Common Stock, in the stock of the companies in the Standard & Poor’s 500 Index and in the stocks of the peer group companies on August 26, 2000 or on August 31, 2000 and that all dividends received within a quarter were reinvested in that quarter. In accordance with the guidelines of the SEC, the shareholder return for each entity in the peer group index have been weighted on the basis of market capitalization as of each annual measurement date set forth in the graph.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN(2)
Among Winnebago Industries, Inc., the S&P 500 Index and a Peer Group

Company Name/Index	8/26/00	8/25/01	8/30/02	8/30/03	8/28/04	8/27/05

Winnebago Industries, Inc.	100.00	221.47	303.41	393.04	512.94	527.22
S&P 500	100.00	75.61	62.01	69.49	77.45	87.17
Peer Group(1)	100.00	127.31	133.99	188.85	202.08	191.75

(1)	The peer group companies, consisting of Coachmen Industries, Inc., Fleetwood Enterprises, Inc., Monaco Coach Corporation, National R. V. Holdings, Inc. and Thor Industries, Inc., were selected by the Company on the basis of the similarity of their business to that of the Company.
(2)	$100 invested on August 26, 2000 in stock or on August 31, 2000 in index, including reinvestment of dividends. Index calculated on month-end basis.

REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board of Directors, Committees of the Board and Corporate Governance—Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

        The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2005 Annual Report on SEC Form 10-K with the Company’s management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee hereby reports as follows:

        1.  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 27, 2005 of Winnebago Industries, Inc. (the “Audited Financial Statements” ) with Winnebago Industries, Inc.’s management.

        2.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as in effect on the date of this Proxy Statement.

        3.  The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect on the date of this Proxy Statement, and has discussed with Deloitte & Touche LLP its independence.

        4.  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005, for filing with the SEC.

        A copy of the Audit Committee Charter, as last updated as of October 13, 2004, is available on the Company’s website at http://www.winnebagoind.com/pdfs/corpgovauditcomm.pdf and in print free of charge to any shareholder who requests a copy in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 60436.

THE AUDIT COMMITTEE:

Joseph W. England (Chair)

Irvin E. Aal

Jerry N. Currie

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal years ended August 27, 2005 and August 28, 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$670,000	$264,000
Audit-Related Fees(2)	73,905	101,641
Tax Fees(3)	136,909	58,776
All Other Fees	—	—

Total	$880,814	$424,417

(1)	Audit Fees represent fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(2)	Audit-Related Fees represent fees for the benefit plan audit and accounting related consulting matters.
(3)	Tax Fees represent fees for professional services related to tax compliance and tax planning.

        The Audit Committee considered whether the provision of tax, benefit plan audit and accounting consulting services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche and concluded that the independence of Deloitte & Touche is not compromised by the provision of such services.

        Policy Regarding the Approval of Independent Accountants Provision of Audit and Non-Audit Services — The Company’s Audit Committee Charter requires the Audit Committee to pre-approve the fees and other significant compensation to be paid to the independent auditors as well as pre-approve all non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy 100 percent of the fees for services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for fiscal years 2004 and 2005.

CHANGE IN CONTROL ARRANGEMENTS

        During fiscal 2001, the Board of Directors approved Executive Change of Control Agreements (the “Agreements” ) for each of the named executive officers in the “Summary Compensation Table” and, at later dates, approved Agreements for certain other executive officers. The purpose of the Agreements is to reinforce and encourage such executives to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. These Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements and summarized below, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control.

        In addition, under the Agreements, if an executive’s employment is terminated (other than as described above) within three years following a Change of Control (provided the Change of Control occurs when the executive is in the employ of the Company) the executive would be entitled to (i) life, dental, vision, long term disability and health insurance benefits for three years following such “Change of Control” (provided that in the case of the dental, vision and health insurance benefits, such benefits shall be extended to the time the executive reaches age 65), (ii) transfer of title to the company car, if any, then utilized by such executive to such executive, (iii) continued coverage, at the Company’s expense, in the Executive Split Dollar Life Insurance Program, under certain circumstances until the later of the time the executive reaches age 55 or three years following the executive’s termination, (iv) immediate vesting under the Company’s Deferred Compensation and Deferred Bonus Plans and immediate vesting of all stock options and rights, (v) purchase by the Company, at the option of the executive, of any restricted stock then owned by the executive at the fair market value thereof and (vi) a cash payment of the amount necessary to ensure that the payments or value of the benefits listed in this paragraph and the immediately preceding paragraph are not subject to net reduction due to the imposition of federal excise taxes.

        Under the Agreements, a “Change of Control” occurs when (i) any person or other entity (except for the Company and certain Hanson family members or certain related persons or entities to the Company or such Hanson family members) acquires 20% or more of the outstanding stock of the Company or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of the Company’s Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any person or group described in clause (i) of the preceding sentence (an “acquiring person” ) or of any such acquiring person’s affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND BUSINESS RELATIONSHIPS

        The Company maintains normal banking relations on customary terms with Manufacturer’s Bank & Trust Company (the “Bank” ), Forest City and Crystal Lake, Iowa. Manufacturer’s Bank & Trust Company is a wholly owned subsidiary of MBT Corp. John V. Hanson owns approximately 33-1/3 percent of record and beneficially of MBT Corp.’s outstanding stock. Mr. Hanson is also a director of the Bank and MBT Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ) requires the Company’s officers and directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons” ) to file reports of ownership and changes in ownership with the SEC and the NYSE. Reporting Persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 2005, all Reporting Persons complied with all applicable filing requirements, with the exception of Raymond M. Beebe who, due to administrative error, filed one late Form 4 reporting two transactions.

2007 SHAREHOLDER PROPOSALS

        If a shareholder intends to present a proposal at the Company’s January 2007 Annual Meeting of Shareholders and desires that the proposal be included in the Company’s proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company’s principal executive offices no later than July 14, 2006.

        The Company’s By-Laws and the Policy Regarding Nominations of Directors require that in order to nominate persons to the Company’s Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the secretary of the Company, which notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year’s annual meeting of shareholders, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in the Policy Regarding Nominations of Directors and except as otherwise provided in the Company’s By-Laws. The Company’s By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting of shareholders, a shareholder must provide advance written notice to the secretary of the Company, which notice must contain detailed information specified in the Company’s By-Laws. This notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year’s annual meeting of shareholders. As to any proposal that a shareholder intends to present to shareholders without inclusion in the Company’s proxy statement for the Company’s January 2007 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5% of the Common Stock, to recommend nominees for director are set forth in the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix A, and the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL

        Deloitte & Touche LLP has been selected as the Company’s accountants for the current fiscal year upon the recommendation of the Audit Committee. Deloitte & Touche LLP has been the Company’s accountants for 20 years. Representatives of that firm are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

        The cost of this proxy solicitation will be borne by the Company. Solicitation will be made primarily through the use of the mail, but officers, directors or regular employees of the Company may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

        A copy of the Company’s Annual Report for the fiscal year ended August 27, 2005, which includes audited financial statements, has accompanied this Proxy Statement. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting of Shareholders and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.

        A COPY OF THE COMPANY’S MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO SHAREHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO WINNEBAGO INDUSTRIES, INC., ATTN: VICE PRESIDENT-GENERAL COUNSEL AND SECRETARY, 605 WEST CRYSTAL LAKE ROAD, FOREST CITY, IOWA 50436.

        FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE COMPANY’S HOME PAGE ON THE INTERNET – http://www.winnebagoind.com. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

        As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

RAYMOND M. BEEBE
Secretary

November 11, 2005

Appendix A

WINNEBAGO INDUSTRIES, INC.

NOMINATIONS OF DIRECTORS

        The Nominating and Governance Committee (the “Committee” ) has adopted the following policy (the “Director Nomination Policy” ) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter” ). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.	Recommended Candidates. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in the Company’s By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on the Company’s books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Code of Ethics.
2.	5% Shareholder Recommendations. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on the Company’s books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in the Company’s proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Code of Ethics.

3.	Desired Qualifications, Qualities and Skills. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:
•	the highest professional and personal ethics;
•	broad experience in business, government, education or technology;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;
•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.	Independence. The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;
(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;
(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;
(4)	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;
(5)	(A) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (B) is not a current employee of the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) within the last three years was not and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;
(7)	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;
(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and
(9)	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
2.	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.
5.	Nominee Evaluation Process. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.
6.	Categorize Recommendations. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:
(1)	a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)	a third-party search firm used by or on behalf of the Company; and
(3)	any other specified source.
7.	Material Changes to Nomination Procedures. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.
8.	Posting of Policy. This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Policy.
9.	Amendments to This Policy. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

January 12, 2005

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 10, 2006      7:30 p.m. Central Standard Time

Friendship Hall, Highway 69 South, Forest City, Iowa

DIRECTIONS: 1) From I-35
•	Take Exit Number 203, IA-9 West towards Forest City
•	At Forest City, turn South (left) on US-69 at the junction of IA-9 and US-69
•	Take US-69 South 1.4 miles to the entrance of the Winnebago Industries Activity Complex
•	Turn East (left) and enter the Winnebago Industries Activity Complex, continuing for approximately one mile to Friendship Hall
2) From I-80
•	Take Exit Number 123B, I-80 East/I-35 North towards Chicago/ Minneapolis
•	Take Exit Number 137B, I-35 North towards Minneapolis
•	Take Exit Number 203, IA-9 West towards Forest City
•	At Forest City, turn South (left) on US-69 at the junction of IA-9 and US-69
•	Take US-69 South 1.4 miles to the entrance of the Winnebago Industries Activity Complex
•	Turn East (left) and enter the Winnebago Industries Activity Complex, continuing for approximately one mile to Friendship Hall
3) From I-90
•	Take Exit Number 137A, I-35 South towards Des Moines
•	Take Exit Number 203, IA-9 West towards Forest City
•	At Forest City, turn South (left) on US-69 at the junction of IA-9 and US-69
•	Take US-69 South 1.4 miles to the entrance of the Winnebago Industries Activity Complex
•	Turn East (left) and enter the Winnebago Industries Activity Complex, continuing for approximately one mile to Friendship Hall

Winnebago Industries, Inc. Forest City, Iowa	proxy

Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting on January 10, 2006.

The undersigned hereby appoints Bruce D. Hertzke and Edwin F. Barker, or either one of them, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Friendship Hall, Highway 69 South, Forest City, Iowa on the 10th day of January, 2006, at 7:30 p.m., Central Standard Time, and at any and all adjournments thereof.

(Continued, and to be signed and dated, on the other side.)

COMPANY #

Three Ways to Appoint Your Proxy to Vote

To appoint your proxy electonically by telephone: 1-800-560-1965
1)   Read the Proxy Statement and have the proxy card below at hand.
2)   Call 1-800-560-1965.
3)   Follow the instructions.

To appoint your proxy electronically via the Internet: www.eproxy.com/wgo/
1)   Read the Proxy Statement and have the proxy card below at hand.
2)   Go to Website www.eproxy.com/wgo/.
3)   Follow the instructions provided on the website.

To appoint your proxy by Mail
1)   Read the Proxy Statement.
2)   Check the appropriate boxes on the proxy card below.
3)   Sign and date the proxy card.
4)   Return the proxy card in the envelope provided.

The deadline for telephone or Internet voting is 12:00 p.m. (CT) on Monday, January 9, 2006.

Your Vote Is Important

Do not return this proxy card if you appoint your proxy to vote by telephone or Internet. Your electronic appointment of a proxy by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

\/   Please detach here   \/

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 John V. Hanson 02 Bruce D. Hertzke 03 Gerald C. Kitch	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Address Change? Mark Box         ☐ Indicate changes below:

Date ______________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.